AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of December 22, 1997 (the "Agreement"), by and among Take-Two Interactive Software, Inc., a Delaware corporation ("Take-Two"); Inventory Management Systems, Inc., a Delaware Corporation and wholly-owned subsidiary of Take-Two ("IMSI"); Alliance Inventory Management, Inc., a New York corporation and wholly-owned subsidiary of IMSI ("Subsidiary"); L&J MARKETING INC. D/B/A ALLIANCE DISTRIBUTORS, a New York corporation ("Alliance"); and each of JAY GELMAN ("Jay"), LARRY MULLER ("Larry") and ANDRE MULLER (collectively referred to as the "Alliance Stockholders").

                              W I T N E S S E T H :

     WHEREAS, Alliance is in the business of distributing computer software and other items at wholesale (the "Business");

     WHEREAS, the Boards of Directors of Take-Two and of Subsidiary, and of each of IMSI and Take-Two, as the sole shareholder of Subsidiary and IMSI, respectively, as well as the Board of Directors of Alliance and the Alliance Stockholders have (a) determined that it is in the best interests of their respective companies for Alliance to be merged with and into Subsidiary upon the terms and subject to the conditions set forth herein and (b) approved the merger of Alliance with and into Subsidiary (the "Merger") in accordance with the Business Corporation Law of the State of New York ("New York Law"), and upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1. The Merger.

          1.1. The Merger. At the Effective Time (as defined in subsection 1.2), and subject to and upon the terms and conditions of this Agreement and New York Law, Alliance shall be merged with and into Subsidiary, the separate corporate existence of Alliance shall cease, and Subsidiary shall continue as the surviving corporation. Subsidiary, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

          1.2. Effective Time. Simultaneously herewith, Subsidiary and Alliance shall cause the Merger to be consummated by delivering those documents to be delivered pursuant to subsection 1.7 hereof and by filing a Certificate of Merger (the



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     "Certificate of Merger") with the Secretary of State of the State of New
     York in the form of Exhibit 1.2 and making such other filings as may be required by New York Law, in such form as required by and executed in accordance with such laws (the date of such filing being the "Effective Time").

          1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of New York Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers, franchises and all property (real, personal and mixed) of Alliance and all debts due Alliance shall vest in Subsidiary, and all debts, liabilities, obligations and duties of Alliance shall become the debts, liabilities, obligations and duties of Subsidiary.

          1.4. Certificate of Incorporation; By-Laws.

               (a) The Certificate of Incorporation of Subsidiary, as in effect immediately prior to the Effective Time (annexed hereto as Exhibit 1.4(a)), shall be, subject to the name change set forth in the Agreement of Merger, the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law or such Certificate of Incorporation.

               (b) The By-Laws of Subsidiary, as in effect immediately prior to the Effective Time (annexed hereto as Exhibit 1.4(b)), shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law or the Certificate of Incorporation of the Surviving Corporation or the By-Laws of the Surviving Corporation.

          1.5. Directors and Officers of Surviving Corporation.

               (a) Except for Larry and Jay, who shall be elected as officers of the Subsidiary to serve commencing as of the Effective Time until their successors are duly elected or qualified, as Chief Operating Officer and Senior Vice-President, Sales, respectively, the initial directors and officers of the Subsidiary, as in effect immediately prior to the Effective Time, shall be the Board of Directors and officers of the Surviving Corporation, each director holding office in accordance with applicable law, the Certificate of Incorporation and By-Laws of the Surviving Corporation until their resignation, removal or replacement.

               (b) Take-Two will provide each director or officer of the Subsidiary with D & O insurance consistent with, and to the extent of, any coverage currently offered from time to time by Take-Two to its officers and directors.


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               (c) Take-Two shall indemnify each individual who served as a director or officer of the Subsidiary at any time after the Effective Time to the full extent permitted by law.

          1.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Take-Two, Subsidiary, Alliance or the Alliance Stockholders:

               (a) All of the 200 issued and outstanding shares (the "Alliance Shares") of the capital stock, no par value, of Alliance (the "Alliance Common Stock") shall be converted into 500,000 shares (the "Stock Consideration") of Common Stock, par value of $.001 per share, of Take-Two ("Take-Two Stock") against the surrender to Subsidiary of the certificates representing the Alliance Shares. Schedule 1.6(a) sets forth the allocation of the Stock Consideration to each of the Alliance Stockholders.

               (b) All shares of the common stock, par value $.01 per share, of Subsidiary issued and outstanding at the Effective Time shall remain outstanding and unchanged and shall constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

               (c) Any share of Alliance Common Stock held in the treasury of Alliance shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

               (d) At the Effective Time, the stock transfer books of Alliance shall be closed and there shall be no further registration of transfers of any Alliance Shares thereafter on the records of Alliance.

               (e) From and after the Effective Time, the holders of certificates evidencing ownership of Alliance Shares shall cease to have any rights with respect to the Alliance Shares, except as otherwise provided herein or by law.

               (f) Notwithstanding anything to the contrary in this subsection 1.6, no party hereto shall be liable to a holder of a certificate or certificates formerly representing Alliance Shares for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

          1.7. Deliveries. Simultaneous with the execution of this Agreement, the parties shall deliver the following in accordance with the terms and conditions of this Agreement:

               (a) Take-Two, IMSI and Subsidiary, as applicable, shall deliver:


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                    (i) stock certificate(s), registered in the name of each of the Alliance Stockholders, representing their pro rata share as provided in Schedule 1.6(a), against stock certificate(s) representing the Alliance Shares;

                    (ii) the Capital Contribution (as defined in Section 5.7
               hereof);

                    (iii) confirmation, in the form satisfactory to the parties hereto, from the State of New York or a filing service (jointly chosen by the parties hereto) that the Certificate of Merger of Alliance with and into the Subsidiary has been filed with the Secretary of State of New York, together with a copy of the executed form of such agreement;

                    (iv) the Employment Agreements (as defined in Section 5.4
               hereof), duly executed by the Subsidiary; and

                    (v) copies of the resolutions of the Board of Directors of
               Take-Two, IMSI and the Subsidiary, authorizing Take-Two, IMSI and the Subsidiary to execute and deliver the documents each is obligated to deliver pursuant to this Agreement, to perform its obligations thereunder and to effect the Merger, duly certified by the Secretary or assistant Secretary of Take-Two, IMSI and the Subsidiary.

               (b) Alliance and the Alliance Stockholders, as the case may be, shall deliver:

                    (i) stock certificate(s) representing all of the issued and outstanding shares of Alliance Common Stock, duly endorsed for transfer by the Alliance Stockholders;

                    (ii) copies of the resolutions of the Board of Directors of
               Alliance, and the written consent of the Alliance Stockholders, authorizing Alliance to execute and deliver the documents it is obligated to deliver pursuant to this Agreement, to perform its obligations thereunder and to effect the Merger, duly certified by the Secretary or assistant Secretary of Alliance;

                    (iii) certificates of the Secretary or Assistant Secretary of Alliance certifying as to the incumbency and to the specimen signatures of the officers of Alliance executing the documents

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               pursuant to this Agreement on behalf of such corporation;

                    (iv) satisfaction and release of Subsidiary with respect to
               Stockholders Notes (as defined in Section 5.7 hereof), in the form of Exhibit 1.7(b)(v) attached hereto; and

                    (v) the Employment Agreements, duly executed by Jay and
               Larry, respectively.

     2. Representations and Warranties as to Alliance and Stockholder. Each Alliance Stockholder hereby, jointly and severally, represents and warrants to Take-Two, IMSI and Subsidiary, as follows:

          2.1. Organization, Standing and Power. Alliance is a corporation duly organized, validly existing and in good standing under the laws of New York, with full corporate power and authority to own, lease and operate its properties and to carry on the Business, as presently conducted by it. To the best knowledge of the Alliance Stockholders, except for the State of New Jersey, there are no states or jurisdictions in which the character and location of any of the properties owned or leased by Alliance, or the conduct of its Business, makes it necessary for it to qualify to do business as a foreign corporation and where it has not so qualified, except for those jurisdictions in which the failure to so qualify would not have a materially adverse effect on the Business or operations of Alliance. Copies of the Certificate of Incorporation of Alliance and all amendments thereof, and of the By-laws of Alliance, as amended to date, and Alliance's corporate books (containing corporate minutes and resolutions in Alliance's possession) have been furnished to Take-Two and are substantially complete and correct.

          2.2. Capitalization. The authorized capital stock of Alliance consists of 200 shares of Common Stock, no par value, of which 200 shares are issued and outstanding. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, puts, plans or other agreements of any character to which Alliance Stockholders or Alliance are a party or otherwise bound which provide for the acquisition or disposition of any of the Alliance Common Stock or any of the securities of Alliance. All of the issued and outstanding Alliance Common Stock has been duly and validly issued and is fully paid and nonassessable.

          2.3. Ownership of Alliance Common Stock. The Alliance Stockholders have good and marketable title to, and own, all of the issued and outstanding shares of Alliance Common Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever.

                                       -5-


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          2.4. Interests in Other Entities.

               (a) Alliance does not (A) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other entity, (B) has any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or
          (C) has any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity or (2) to share any profits from any entity. Notwithstanding the above, Alliance has disclosed that it operates under the following two d/b/a's:
          "Alliance Distributors" and "Alliance Advertising."

               (b) None of the Alliance Stockholders (A) owns, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other entity engaged in the same or similar business to the Business, (B) has any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity engaged in the same or similar business to the Business, or (C) has any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity engaged in the same or similar business to the Business, or (2) to share any profits from any entity engaged in the same or similar business to the Business, other than in publicly traded companies and "Advanced National Marketing Inc."

          2.5. Authority.

               (a) The execution and delivery by the Alliance Stockholders or Alliance of this Agreement and of all of the agreements to be executed and delivered by each of them pursuant hereto (the "Alliance Documents"), the performance by each of them of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Alliance (including, but not limited to, the unanimous consent of the Alliance Stockholders and Boards of Directors) and Alliance has all necessary power with respect thereto.

               (b) This Agreement is, and when executed and delivered by the Alliance Stockholders and Alliance (to the extent that they are parties thereto) the Alliance Documents to be delivered by any or all of them pursuant hereto will be, the valid and binding obligation of the Alliance Stockholders and Alliance (to the extent that they are parties thereto) in accordance with their respective terms.


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          2.6. Noncontravention. Except as set forth on Schedule 2.6, neither the execution and delivery by the Alliance Stockholders or Alliance of this Agreement or of any agreement to be executed and delivered by the Alliance Stockholders and/or Alliance pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by the Alliance Stockholders or Alliance of their respective obligations, as the case may be, hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of Alliance, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to Alliance or under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which Alliance or the Alliance Stockholders may be bound or to which Alliance or the Business may be subject, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to Alliance, or the Business, or (d) result in the creation or imposition of any lien, claim, charge, restriction or encumbrance upon any of the properties or assets of Alliance, or (e) interfere with or otherwise adversely affect the ability of Subsidiary to carry on the Business after the Effective Time on substantially the same basis as is now conducted by Alliance.

          2.7. Litigation. Except as set forth in Schedule 2.7, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best of the knowledge of the Alliance Stockholders, threatened, against or relating to Alliance or the Business, in which the amount in dispute in each matter exceeds $2,500.00. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Alliance, the Business or the operation of the Company, the effect of which is (A) to limit, restrict, regulate, enjoin or prohibit Alliance's operation in any area, or the acquisition of any properties, assets or businesses, or (B) otherwise materially adverse to the Business or Alliance.

          2.8. No Violation of Law.

               (a) Except with respect to the representations and warranties made herein by Alliance and the Alliance Stockholders as to Laws (as herein defined) relating to environmental and ecological protection, which representations and warranties are not qualified by "best knowledge" or otherwise and which is set forth in paragraph (b) hereof, Alliance and/or the Alliance Stockholders, as the case may be, are not engaging in any activity or omitting to take any action as a result of

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          which to the best of knowledge of the Alliance Stockholders: (A) they are in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Alliance or the Business ("Laws"), including, but not limited to, those relating to: occupational safety and health; business practices and operations; labor practices; employee benefits; and zoning and other land use, and (B) Alliance or the Business have been or will be materially and adversely affected.

               (b) Alliance and/or the Alliance Stockholders, as the case may be, are not engaging in any activity or omitting to take any action as a result of which they are in violation of any Laws relating to environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto).

          2.9. Financial Statements. Alliance has herewith delivered to Take-Two and Subsidiary (a) its financial statements consisting of the audited balance sheets for the years ended December 31, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for the two years then ended, which have been audited by Berenson & Company LLP, independent certified public accountants, and (b) its unaudited balance sheet at November 30, 1997, statements of income, stockholders' equity and cash flows for the ten months ended November 30, 1997 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principals ("GAAP"), consistently applied, and present fairly the financial position of Alliance as at the dates thereof and the results of operations for the periods and the cash flow indicated. The books and records of Alliance are materially complete and correct, except as qualified by Paragraph 2.10 infra., have been maintained in accordance with good business practices, and reflect the basis for the financial condition, results of operations and cash flow of Alliance as set forth in the Financial Statements in all material respects.

          2.10. Absence of Undisclosed Liabilities. To the best knowledge of Larry and Jay, the only liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise of Alliance are: (A) liabilities reflected on the Financial Statements or (B) incurred in the ordinary course of business since November 30, 1997, (C) in the case of other types of liabilities and obligations, described in any of the schedules delivered pursuant hereto or omitted from said schedules in accordance with the terms of this Agreement and (D) space lease for 14-20B 129 Street, College Point, New York 11356 with Marinelli Realty Inc. as Landlord.


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          2.11. Accounts Receivables; Inventories.

               (a) The accounts receivable of Alliance are owned free and clear of all liens in favor of any person other than European American Bank ("EAB") and NationsCredit; are bona fide transactions completed in the ordinary course of business; and to the best of knowledge of Larry and Jay, the amounts thereof shown on Alliance's books and records are accurate; and there are no defenses, set-offs, counterclaims or disputes existing or asserted with respect thereto which in the aggregate exceed $100,000, other than set-offs available to the parties who are also vendors to the Company with respect to accounts payable schedule.

               (b) The inventories reflected on the Financial Statements consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items.

          2.12. Properties. Except for the liens and encumbrances incurred in the ordinary course of business of Alliance or disclosed in Schedule 2.12, Alliance has good and valid title to all of the properties and assets, reflected on the Financial Statements as owned by it or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all mortgages, liens (excluding liens for current Taxes, as defined in subparagraph 2.15(b) hereof), pledges, claims, charges and encumbrances of any nature whatsoever. All plants, structures and equipment which are utilized in the Business, or are material to the condition (financial or otherwise) of Alliance are owned or leased by Alliance. Alliance does not own any real property.

          2.13. Intellectual Property. To the best knowledge of Larry and Jay, no proceedings have been instituted, are pending or are threatened, which challenge the rights of Alliance in respect to the Alliance tradename or the validity thereof.

          2.14. Banks; Powers of Attorney. Schedule 2.14 is a complete and correct list showing (A) the names of each bank in which Alliance has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (B) the names of all persons, if any, holding powers of attorney from Alliance or the Alliance Stockholders with respect to the Business.

          2.15. Tax Matters.

               (a) Alliance has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or

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          made adequate provision for the payment of, Taxes (as defined herein)
          shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which will be set forth on the latest balance sheet included in the Financial Statements reflects and includes adequate provisions for the payment in full of any and all Taxes for which Alliance is or could be liable, whether to any governmental entity or to other persons (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such balance sheet; and all Taxes for periods beginning thereafter through the Effective Time have been, or will be, paid when due or adequately reserved against on the books of Alliance and an amount of cash equal to the amount of such reserve will have been set aside for the payment of such Taxes. Alliance has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. Alliance has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of Alliance and the Alliance Stockholders, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of Alliance have not been examined by the Internal Revenue Service ("the IRS") nor has the State of New York or any taxing authority thereof examined any merchandise, personal property, sales or use tax returns of Alliance. To the best knowledge of Larry and Jay, there is no tax lien, whether imposed by any Federal, state, county, local or foreign taxing authority, outstanding against the assets, properties or business of Alliance. Alliance has not agreed to make or is required to make any adjustment under Section 481(a) of the Internal Revenue Code, by reason of a change in accounting method or otherwise. Alliance is not a party to any tax sharing or allocation agreement. Alliance has not been a member of an affiliated group filing a consolidated Federal income tax return or has any liability for Taxes under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

               (b) As used herein, the term "Taxes" or "Tax" means all federal, state, county, local and other taxes and governmental assessments, including but not limited to income taxes, estimated taxes, withholding taxes, excise taxes, ad valorem taxes, payroll related taxes (including but not limited to premiums for worker's compensation insurance and statutory disability insurance), employment taxes, franchise taxes and import duties, together with any related liabilities, penalties, fines, additions to tax or interest.

          2.16. Certain Business Matters and Practices. Except as set forth on
     Schedule 2.17, Alliance is not a party to

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     or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the Business. To the best of the knowledge of Alliance and the Alliance Stockholders, there are no pending or threatened labor negotiations, work stoppages or work slowdowns involving or affecting Alliance or the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Alliance. Alliance gives no warranties on the products sold by it other than warranties offered by manufacturer; provided, however, that on occasion Alliance assumes to liability under the manufacturer's warranty where Alliance deems, that such is in the best interests of its business or Alliance extends warranties, as it is required to do so, by law.

          2.17. Certain Contracts. Set forth on Schedule 2.17 is a complete and correct list of all contracts, commitments, obligations and understandings, other than contracts, commitments, obligations and understandings pertaining to the purchase and sale of merchandise, i.e., purchase order to and from Alliance (which are not listed) pursuant to the Business, which are not set forth in any other schedule delivered hereunder and to which Alliance is a party or otherwise bound, except for each of those which (a) was made in the ordinary course of business, and (b) either (i) is terminable by Alliance (and will be terminable by Subsidiary, IMSI or Take-Two) without liability, expense or other obligation on thirty (30) days' notice or less, or (ii) may be anticipated to involve aggregate payments to or by Alliance of $5,000 (or the equivalent) or less calculated over the full term thereof, and (c) is not otherwise material to the Business. Schedule 2.17 also sets forth agreements or arrangements in effect with respect to Alliance or the Business with any independent salesperson, distributor, sublicensor or other remarketer or sales organization. To the best of knowledge of Larry and Jay, Alliance has not received any notice of written default with respect to any such agreements or arrangements which remains uncured.


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          2.18. Customers and Suppliers.

               (a) To the best of knowledge of Larry and Jay, Alliance has provided to Take-Two, IMSI and Subsidiary a complete and correct list setting forth, for the period commencing January 1, 1997 until December 14, 1997, (a) the 20 largest customers (by dollar volume) of the Business and the amount for which each such customer was invoiced, and (b) the 10 largest suppliers (by dollar volume) of the Business and the amount of goods and services purchased from each such supplier.

               (b) During the last twelve (12) months, other than the notice from Sony Corp. ("Sony") transmitted to Alliance on or about August 1997 (notifying of Sony's intention to terminate its distributorship relationship), neither Nintendo nor Sony has informed Alliance or the Alliance Stockholders, orally or in writing (other than the right to terminate the agreement under the terms of its agreement), of any disputes with Alliance or its intention to cease selling or rendering services to, or dealing with, Alliance on substantially the same basis as of the date hereof, nor its intention to alter in any material respect the amount of sales or service or the extent of dealings with Alliance, or would alter in any material respect the sales or service or dealings in the event of the consummation of the Merger. To the best of the Alliance Stockholders' knowledge, neither Alliance nor any Alliance Stockholders have information which might reasonably indicate, nor has any information been brought to their attention which might reasonably lead them to believe, that any supplier or Alliance will not be able to fulfill outstanding or currently anticipated purchase orders place by, or service obligations to, Alliance.

          2.19. Nature of Securities. The Alliance Stockholders understand that as of the date hereof (a) the Stock Consideration has not been registered under the Securities Act of 1933, as amended (the "Act"), based upon an exemption from such registration requirements; (b) the Stock Consideration to be received is "restricted securities," as said term is defined in Rule 144 of the General Rules and Regulations promulgated under the Act; (c) the Stock Consideration to be received may not be sold or otherwise transferred unless it has first been registered under the Act and applicable state securities laws or an exemption from the registration provisions of the Act and applicable state securities laws are available with respect to the proposed sale or transfer; (d) the certificates evidencing the Stock Consideration will bear a legend to the effect that the transfer thereof is restricted; and (e) stop transfer instructions will be placed with the transfer agent for the Stock Consideration.

          2.20. Investment Representations. The Alliance Stockholders or their respective representatives have received and carefully reviewed Take-Two's registration statement on

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     Form SB-2 as declared effective by the Securities and Exchange Commission
     (the "SEC") on April 14, 1997 and most recent Form 10- QSB, and except for the foregoing and the representations and warranties contained herein, the Alliance Stockholders have not been furnished with any other materials or literature relating to Take-Two or the Stock Consideration. The Alliance Stockholders or their respective representatives have had a reasonable opportunity to ask questions of and receive answers from Take-Two concerning Take-Two, IMSI and Subsidiary and the Stock Consideration.

          2.21. Information as to Alliance and the Alliance Stockholders. None of the representations or warranties made by Alliance or the Alliance Stockholders in this Agreement or in any agreement executed and delivered by or on behalf of any of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     3. Representations and Warranties as to Take-Two, IMSI and Subsidiary. Take-Two, IMSI and Subsidiary, as applicable, hereby represent and warrant to the Alliance Stockholders as follows:

          3.1. Organization, Standing and Power.

               (a) Take-Two is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it.

               (b) IMSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it.

               (c) Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to own, lease and operate its properties.

               (d) Take-Two has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission ("SEC") since April 14, 1997, (collectively, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Act or the Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, each as in effect on the date so filed. Take-Two has delivered or made available to the Alliance Stockholders, in the form filed with the SEC (including any amendments thereto), (A) its Quarterly Report on Form 10-QSB for the quarter ended

          October 31, 1997 and (B) its Prospectus dated April 14, 1997. None of such forms, reports or documents (including but not limited to any financial statements or schedules included or incorporated by reference therein) filed by Take-Two, when filed (except to the extent revised or superseded by a subsequent filing with the SEC) contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in such forms were prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial position of Take-Two as at the dates thereof and its results of operations for the periods indicated, except that any unaudited financial statements are subject to normal reoccurring adjustments which might be required as a result of year-end audits.

          3.2. Authority. The execution and delivery by Take-Two, IMSI and Subsidiary of this Agreement and of each agreement, document and instrument to be executed and delivered by either or both of them pursuant hereto (the "Take-Two Documents"), the compliance by either or both of them with the provisions hereof and thereof, and the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate actions on the part of Take-Two, IMSI and the Subsidiary, and Take-Two, IMSI and the Subsidiary have all necessary corporate powers with respect thereto.

          3.3. Noncontravention. This Agreement is, and when executed and delivered by each of Take-Two, IMSI and the Subsidiary, the Take-Two Documents to be executed and delivered by either or both of them pursuant hereto will be, the valid and binding obligation of Take-Two, IMSI and the Subsidiary in accordance with their terms. Neither the execution and delivery by Take-Two, IMSI or the Subsidiary of this Agreement or of the Take-Two Documents, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by Take-Two, IMSI or the Subsidiary with the provisions hereof and thereof, will (nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificates of Incorporation or By-laws of Take-Two, IMSI and the Subsidiary, or, to the best knowledge of Take-Two, IMSI and the Subsidiary, result in the breach of any material agreement to which either Take-Two, IMSI or the Subsidiary is a party or otherwise bound which first has not been waived.

          3.4. Investment. The Buyer is not acquiring the Alliance Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

          3.5. Capitalization. The authorized capital stock of Take-Two consists of 15,000,000 shares of Take-Two Stock and 5,000,317 shares of Preferred Stock, par value $.01 per share. As of the date hereof, (A) 9,250,043 shares of Take-Two Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (B) 1,360,311 shares of Take-Two Stock are issuable upon exercise of options (plan and non-plan) and (C) 2,821,199 shares of Take-Two Stock are reserved for future issuance upon exercise of outstanding common stock purchase warrants. No preferred stock is outstanding as of the date hereof. There is no personal liability, and there are no preemptive rights with regard to the capital stock of Take-Two, and no right-of-first refusal or similar rights with regard to such capital stock.

          3.6. Stock Consideration. The Stock Consideration, when issued, will be (A) duly authorized and validly issued, fully paid and non-assessable,
     (B) delivered hereunder free and clear of any security interests, pledges, mortgages, claims, liens and encumbrances of any kind whatsoever except that the Take-Two Stock will be "restricted securities" as such term is defined in the rules and regulations of the SEC and will be subject to restrictions on transfers pursuant to such rules and regulations and State laws, and (C) issued in compliance with all applicable federal and state securities laws.

          3.7. Information as to Take-Two, IMSI and the Subsidiary. None of the representations or warranties made by Take-Two, IMSI or the Subsidiary in this Agreement or in any agreement executed and delivered by or on behalf of either or both of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     4. Indemnification.

          4.1. Indemnification by the Alliance Stockholders. Subject to the limitations set forth in Paragraph 4.5 hereof, each of Larry and Jay, jointly and severally hereby indemnifies and agrees to defend and hold harmless each of Take-Two, IMSI and Subsidiary from and against any and all actual losses, obligations, deficiencies, liabilities, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which either of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any breach by Alliance or Larry and Jay of any representation, warranty or covenant made by any one or all of them, in this Agreement or the Alliance Documents, as applicable (provided, however, that the provisions of this subsection 4.1 shall not be available to the extent that the damages result from the actions or omissions of Take-Two, IMSI or the Subsidiary).

     The foregoing indemnification shall also apply to direct claims by Take-Two, IMSI and/or Subsidiary against the Alliance Stockholders.

          4.2. Indemnification by Take-Two, IMSI and the Subsidiary. Subject to the provisions of Paragraph 4.5 hereof, each of Take-Two, IMSI and the Subsidiary, jointly and severally, indemnifies and agrees to defend and hold harmless the Alliance Stockholders from and against any and all actual losses, obligations, deficiencies, liabilities, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it or he may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any breach by Take-Two, IMSI or Subsidiary of any representation, warranty or covenant made by either or both of them in this Agreement or any Take-Two Document, (provided, however, that the provisions of this subsection 4.2 shall not be available to the extent that the damages result from the actions or omissions of Alliance or the Alliance Stockholders). The indemnification provisions herein shall also apply to direct claims by the Alliance Stockholders against Take-Two, IMSI or the Subsidiary.

          4.3. Third Party Claims. Subject to the provisions of Paragraph 4.5, if a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under subsections 4.1 or 4.2 or such claim is made by EAB against the Alliance Stockholders under the personal guaranties, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim, providing such details of the claim (including the claimed amount) as are then known; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have 10 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right, through counsel of their own choosing (subject to the consent of the indemnifying party or parties, such consent not to be unreasonably withheld) to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties; it being understood that payment by the indemnifying parties of damages, costs and expenses to the indemnified party or parties shall be on a thirty
     (30) day basis following submission to such indemnifying parties of invoices, etc. evidencing damage, costs and expenses incurred by the indemnified party or parties.

          4.4. Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

          4.5. Limitations. Notwithstanding the foregoing, and subject only to the set-off provisions with respect to Alliance's accounts receivable provided for in subsection 2.11(a) hereof, each of the parties covenants and agrees that the indemnification provisions of this Section 4 shall not be applicable unless and until the aggregate of all indemnifiable amounts sought against the indemnifying parties first exceeds $50,000, in which event the party seeking indemnification may seek indemnification for amounts in excess of $50,000; provided, however, that the Alliance Stockholders shall not have any liability with respect to the representation and warranty relating to receivables unless and until the amounts of defenses, set-offs, counterclaims or disputes exceed $100,000; provided further that any such amounts shall be applied to the $50,000 basket provided for herein with respect to other damages (exclusive of the aforementioned set-offs for receivables up to an aggregate amount of $100,000). Notwithstanding any obligations to indemnify pursuant hereto, the maximum liability of each of the Alliance Stockholders shall be the value of their respective share of the Stock Consideration, as valued at the closing bid price of Take-Two Common Stock on the Nasdaq SmallCap Market for the trading day immediately preceding the date hereof. Satisfaction of any obligation to indemnify may be satisfied (i) by delivery of shares of Take-Two Common Stock (valued at the closing bid price for the Take-Two Common Stock the trading day immediately preceding the date hereof) or (ii) by cash. In no event shall any Alliance Stockholder have any liability for indemnification obligations under this Agreement in excess to the market value of their Stock Consideration (as valued above) received by that individual Alliance Stockholder. The closing bid price for the Take-Two Common Stock on the Nasdaq Small Cap Market for the trading preceding the date hereof was 5 3/8.


     5. Covenants

          5.1. Consummation of Transaction. Each of the parties hereto hereby agrees to use all reasonable efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon or rights of any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

          5.2. Cooperation/Further Assurances.

               (a) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement, subject to subsection 5.20 hereof. The legal, administrative costs and disbursements incurred providing this cooperation shall be borne by the party who seeks such cooperation.


               (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as Take-Two, IMSI and/or Subsidiary, on the one hand, and/or Alliance and/or the Alliance Stockholders, on the other, or their respective legal counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement. The legal, administrative costs and disbursements incurred by the party of whom the request is being made shall be borne by the party who sought such request.

          5.3. Broker. Each of the parties hereto represents and warrants to the other parties that no broker or finder was engaged in connection with the transaction contemplated by this Agreement with whom the indemnifying party has dealt, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments, without regard to the indemnification limitations contained in this Agreement.

          5.4. Employment Agreements. Simultaneous with the execution of this Agreement, each of Jay and Larry will enter into an employment agreement with Subsidiary in the form of Exhibits 5.4A and 5.4B hereto (the "Employment Agreements").

          5.5. Stock Options. At the Effective Time, Take- Two shall provide and the Company shall grant five (5) year non-qualified options to purchase shares of Take-Two Stock, at an exercise price of $2.00 per share, as follows:


         Name                                Amount of Stock
         ----                                ---------------

         Steve Glickstein                    19,000

         Eric Markowitz                      38,000

         Andre Muller                        19,000

          Such non-qualified options shall vest as follows: (i) 33% on the one year anniversary thereof; (ii) 33% on the two year anniversary thereof; and
     (iii) 34% on the three year anniversary thereof.

          5.6. Stock Option Plan. As promptly as possible, the Company shall amend its Stock Option to provide for an additional 90,000 shares of Take-Two Stock for the granting of stock options by the Company to management and key employees of Alliance pursuant to the terms and conditions of such Plan.

          5.7. Capital Contribution. Simultaneously herewith, Take-Two shall make a capital contribution to Alliance by certified check or wire transfer of immediately available funds (at the option of the Alliance Stockholders), in the aggregate amount of $1.5 million, in order for the Company to discharge in full its outstanding indebtedness to the Alliance Stockholders in the form of promissory notes ("Stockholder Notes"), as provided for in the corporate resolution of L&J

     Marketing, Inc., dated December 1, 1997. It is agreed that the Stockholder Notes may be satisfied by direct payment of the capital contribution to the holders of the Notes, or the Stockholder Notes may be partially or fully satisfied prior to consummation of the transactions contemplated by this Agreement, and in such event, the aforementioned capital contribution shall be used to satisfy any debt incurred or replenish any account used diminished as a result of the satisfaction of Stockholder Notes.

          5.8. Credit Facility.

               (a) Simultaneously herewith, Subsidiary and IMSI, as co-borrowers, shall enter into an agreement with NationsBank, NA (the "Bank"), whereby the Bank will grant to Subsidiary and IMSI, as co-borrowers, a line of credit in an amount no less than $5 million, upon terms and conditions mutually agreeably to the parties thereto.

               (b) Simultaneously herewith, Subsidiary shall pay down any outstanding balance on the existing lines of credit of Alliance with each of EAB and NationsCredit, where upon such lines of credit shall be terminated and each of Larry and Jay shall, effective as of the pay down date, be released as personal guarantors thereto.


     6. Survival of Representations and Warranties.

     Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Effective Time until April 30, 1999, except for the representations and warranties contained in subsections 2.8 and 2.15, which shall survive for the applicable statute of limitations period.

     7. General Provisions.

          7.1. Fees and Expenses.

               (a) Take-Two, on the one hand, and Alliance, on the other hand, shall be responsible for and shall, prior to the Effective Time, pay the fees and expenses incurred by each of (i) Take-Two, IMSI and the Subsidiary and (ii) Alliance and the Alliance Stockholders, respectively, in connection with the Merger and the transactions contemplated by this Agreement.

               (b) Take-Two and the Subsidiary agree that the legal and other reasonable costs and disbursements incurred by the Alliance Shareholders in conjunction with this merger shall be paid by Alliance prior to the consummation of this

          Agreement. Take-Two and Subsidiary hereby consent to such payment by Alliance.

          7.2. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          7.3. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered personally by registered or certified mail (postage prepaid, return receipt requested) or recognized overnight courier and shall be deemed to have been duly given or made as of the date of actual delivery, at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

     If to Take-Two, IMSI
         or Subsidiary:                 Take-Two Interactive Software, Inc.
                                        575 Broadway
                                        New York, New York
                                        Attn: Ryan Brant

     with a copy to:                    Tenzer Greenblatt LLP
                                        405 Lexington Avenue
                                        New York, New York 10174
                                        Attn:  Barry S. Rutcofsky, Esq.

     If to Alliance:                    L&J Marketing, Inc.
                                        14-20B 129th Street
                                        College Point, NY 11356
                                        Attn: Jay Gelman

     with a copy to:                    Law Offices of Brian J. Herman
                                        113-20 Jamaica Avenue
                                        Richmond Hill, New York 11418
                                        Attn:  Brian J. Herman
                                        Fax:  (718) 847-0025

     As for the Alliance Shareholders:

     If to Larry:                       61 Hearthstone Drive
                                        Dix Hills, NY 11746

     with a copy to:                    Law Offices of Brian J. Herman
                                        113-20 Jamaica Avenue
                                        Richmond Hill, New York 11418
                                        Attn:  Brian J. Herman
                                        Fax:  (718) 847-0025

     If to Jay:
                                        27 Copper Beach Lane
                                        Lawrence, NY 11354

     with a copy to:                    Law Offices of Brian J. Herman
                                        113-20 Jamaica Avenue
                                        Richmond Hill, New York 11418
                                        Attn:  Brian J. Herman
                                        Fax:  (718) 847-0025

     If to Andre Muller:
                                        120 Village Hill Drive
                                        Dix Hills, NY 11746

     with a copy to:                    Law Offices of Brian J. Herman
                                        113-20 Jamaica Avenue
                                        Richmond Hill, New York 11418
                                        Attn:  Brian J. Herman
                                        Fax:  (718) 847-0025

          7.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

          7.5. Entire Agreement. This Agreement and the Confidentiality Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements, representations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          7.6. No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void.

          7.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to its choice of law principles.

          7.8. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto, have caused this Agreement to be executed as of the date first written above.

                                        TAKE-TWO INTERACTIVE SOFTWARE, INC.



                                        By:
                                           ----------------------------
                                           Ryan Brant, CEO

                                        INVENTORY MANAGEMENT SYSTEMS, INC.



                                        By:
                                           ----------------------------



                                        ALLIANCE INVENTORY MANAGEMENT, INC.



                                        By:
                                           ----------------------------


                                        L&J MARKETING, INC.



                                        By:
                                           ----------------------------



                                        -------------------------------
                                        JAY GELMAN



                                        -------------------------------
                                        ANDRE MULLER



                                        -------------------------------
                                        LARRY MULLER

                         INDEX OF EXHIBITS AND SCHEDULES
                         -------------------------------


                                                                            Page
                                                                            ----

EXHIBITS
--------

Exhibit 1.2 Certificate of Merger.............................................2
Exhibit 1.4(a) Subsidiary Certificate of Incorporation........................2
Exhibit 1.4(b) Subsidiary By-Laws.............................................2
Exhibit 1.7(b)(v) Satisfaction and Release ...................................5
Exhibit 5.4A Employment Agreement (Larry)....................................19
Exhibit 5.4B Employment Agreement (Jay)......................................19


Schedule 1.6(a) Allocation of Consideration ................................. 3
Schedule 2.6 Noncontravention ................................................4
Schedule 2.7 Litigation ......................................................7
Schedule 2.12 Property........................................................8
Schedule 2.14 Bank/Power of Attorney..........................................9
Schedule 2.17 Material Contracts.............................................12

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                      TAKE-TWO INTERACTIVE SOFTWARE, INC.,

                       INVENTORY MANAGEMENT SYSTEMS, INC.,

                      ALLIANCE INVENTORY MANAGEMENT, INC.,

                 L&J MARKETING INC. d/b/a ALLIANCE DISTRIBUTORS,

                                   and each of

                    JAY GELMAN, LARRY MULLER and ANDRE MULLER



                            -------------------------

                                 December , 1997
                            -------------------------

                                TABLE OF CONTENTS
                                                                            Page

1.  The Merger1
     1.1.  The Merger .....................................................   1
     1.2.  Effective Time .................................................   1
     1.3.  Effect of the Merger ...........................................   2
     1.4.  Certificate of Incorporation; By-Laws ..........................   2
     1.5.  Directors and Officers of Surviving Corporation ................   2
     1.6.  Conversion of Securities .......................................   2
     1.7.  Deliveries .....................................................  18


2.  Representations and Warranties as to Alliance and Stockholder .........   4
     2.1.  Organization, Standing and Power ...............................   4
     2.2.  Capitalization .................................................   4
     2.3.  Ownership of Alliance Common Stock .............................   4
     2.4.  Interests in Other Entities ....................................   5
     2.5.  Authority ......................................................   5
     2.6.  Noncontravention ...............................................   6
     2.7.  Litigation .....................................................   6
     2.8.  No Violation of Law ............................................   6
     2.9.  Financial Statements ...........................................   7
     2.10. Absence of Undisclosed Liabilities .............................   7
     2.11. Accounts Receivables; Inventories ..............................   7
     2.12. Properties .....................................................   8
     2.13. Intellectual Property ..........................................   8
     2.14. Banks; Powers of Attorney ......................................   9
     2.15. Tax Matters ....................................................   9
     2.16. Certain Business Matters .......................................  10
     2.18. Customers and Suppliers ........................................  11
     2.19. Nature of Securities ...........................................  11
     2.20. Investment Representations .....................................  12
     2.21. Information as to Alliance and the Alliance Stockholders .......  12

3.  Representations and Warranties as to Take-Two, IMSI and
    Subsidiary ............................................................  12
     3.1.  Organization, Standing and Power ...............................  12
     3.2.  Authority ......................................................  13
     3.3.  Capitalization .................................................  14
     3.4.  Stock Consideration ............................................  14
     3.5.  Information as to Take-Two, IMSI and the Subsidiary ............  14

4.  Indemnification .......................................................  15
     4.1.  Indemnification by the Alliance Stockholders ...................  15
     4.2.  Indemnification by .............................................  15
     4.3.  Third Party Claims .............................................  15
     4.4.  Assistance .....................................................  16
     4.5.  Limitations ....................................................  16

5.  Covenants .............................................................  17
     5.1.  Consummation of Transaction ....................................  17
     5.2.  Cooperation/Further Assurances .................................  17

     5.3.  Broker .........................................................  18
     5.4.  Employment Agreements ..........................................  18
     5.5.  Stock Options ..................................................  18
     5.6.  Stock Option Plan ..............................................  18
     5.7.  Capital Infusion ...............................................  20
     5.8.  Credit Facility ................................................  20

7.  Survival of Representations and Warranties ............................  20

8.  General Provisions ....................................................  21
     8.1.  Fees and Expenses ..............................................  20
     8.2.  Amendment ......................................................  20
     8.3.  Notices ........................................................  21
     8.4.  Severability ...................................................  23
     8.5.  Entire Agreement ...............................................  23
     8.6.  No Assignment ..................................................  23
     8.7.  Governing Law ..................................................  23
     8.8.  Counterparts ...................................................  23


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